Exhibit 99.1

For Immediate Release	www.fairchildsemi.com
June 2, 2004
Investor Relations:
Dan Janson
207-775-8660
investor@fairchildsemi.com

Corporate Communications:
Fran Harrison
207-775-8576
fran.harrison@fairchildsemi.com

Public Relations Firm:
Barbara Ewen
CHEN PR
781-466-8282
bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Continues to See Robust
and Broad-Based Demand

•	13 Week Backlog is Up 17% from the End of the Prior Quarter

•	Lead Times Increase Steadily Through the Quarter

•	Reiterate Previous Guidance for the Second Quarter but Notes Backlog Volatility

South Portland, Maine – Fairchild Semiconductor (NYSE: FCS), the leading supplier of high performance products that optimize power, today announced the company continues to experience robust demand, especially in its power products, and reiterated its previous guidance for sales to increase approximately 5% sequentially in the second quarter of 2004.

“Demand for our products continues to be extremely strong and broad based,” said Kirk Pond, Fairchild’s president, CEO and chairman of the Board. “We also continue to see volatility in our second quarter backlog which could affect our ability to meet our forecast, however, booking activity has been consistently high all quarter with particular strength in the display, television, white good, power supply, battery charger, and handset end markets. Our backlog for products sold into these end markets has increased from 5% to as much as 30% since the start of this quarter. Distributor re-sales have been strong, driving their weeks supply on hand down slightly from the start of this quarter. We continue to grow total backlog to record levels while lead times steadily extend, allowing us excellent visibility into the third quarter as well as an improving view into the fourth quarter. Our backlog margins have increased as a result of higher value new products, a greater mix of power products, lower costs, and better prices.

“A year ago we began the next step in our strategy to grow our Power Franchise™, limit exposure to lower margin commodity products, and streamline our operations to drive higher and more stable gross margins in all phases of the business cycle,” stated Pond. “Our power business has grown over 24% in the last two quarters, 40% faster than our non-power products, which reflects the additional focus of resources and capacity we have made in this area. We expect to increase our power sales by at least 26% this year compared to 2003. To accomplish this significant growth we are adding capacity in our advanced fabs, especially our Mountaintop, Pennsylvania 8” fab, and in our state-of-the-art assembly and test facility in Suzhou, China. We are on track to more than double our 8” wafer capacity in Mountaintop compared to our quarterly capability last year and quadruple our revenue output from Suzhou versus our fourth quarter 2003 results by the end of this year. We also streamlined our operations in the last year by closing less efficient factories supporting older technologies and migrating more of this product to an asset-light model. This enables us to minimize our capital investment in these non-power commodity products, moving them towards a variable cost business model, which reduces our exposure to their more volatile gross margins.

“We believe that we’re on track to reach and possibly exceed our prior peak gross margins this cycle,” said Pond. “Our strength in the fast growing power semiconductor market complemented by our strategy to move our non-power business to an asset-light model should enable us to expand gross margins and reduce margin and earnings volatility in every phase of the cycle. Our investment in new capacity to support our growing power business is paying off as we outgrow our peers and gain share as evidenced by our 7% increase in power discrete market share in the last two quarters according to the latest WSTS data. Business is great, we’re gaining market share, and are on track to reach higher and more sustainable gross margins in this cycle.”

Fairchild expects to report its second quarter financial results before the market opens on July 15, 2004.

Special Note on Forward-Looking Statements:
 The paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at http://investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:
 Fairchild Semiconductor (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild’s components are used in computing, communications, consumer, industrial and automotive applications. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.